NUMBER

UNITS



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Global Condiments, Inc.

The Corporation is authorized to issue 50,000,000 Common Shares – Par Value $0.001 each

This Certifies that **SPECIMEN** is the owner of ______ *Units of the above Limited Liability Company transferable only on the books of the Limited Liability Company by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. Transfer of these Units is subject to restrictions in the Operating Agreement/Company Agreement/Regulations for this Limited Liability Company.*

The Company will furnish without charge to each Unit holder who so requests, the powers, designations, preferences and relative participation rights of Unit holders and the qualifications, limitations or restrictions of such rights.

In Witness Whereof, the said Limited Liability Company has caused this Certificate to be signed by its duly authorized Member(s)/Manager(s) and to be sealed with the Seal of the Limited Liability Company.

Dated ______